                                                                    Exhibit 99.3



                               COMPILATION REPORT

To the Directors of QLT Inc.


         We have read the accompanying unaudited pro forma condensed consolidated balance sheet of QLT Inc. (QLT or the Company) as at June 30, 2004, and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 and for the year ended December 31, 2003, and have performed the following procedures.

         1.       Compared the figures in the columns captioned "Historical
         QLT (US GAAP)" to the either the unaudited consolidated financial statements of the company as at June 30, 2004 and for the six months then ended, or to the audited financial statements of the company for the year ended December 31, 2003, prepared under US generally accepted accounting principles (US GAAP), respectively, and found them to be in agreement.

         2. Compared the figures in the columns captioned "Historical Atrix (US GAAP)" to the either the unaudited consolidated financial statements of Atrix Laboratories, Inc. (Atrix) as at June 30, 2004 and for the six months then ended, or the audited consolidated financial statements of Atrix for the year ended December 31, 2003, prepared under US GAAP, respectively, and found them to be in agreement.

         3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:
                  (a) the basis for determination of the Pro Forma Adjustments and CDN GAAP Adjustments; and
                  (b) whether the pro forma condensed consolidated financial statements are reconciled and comply as to form in all material respects with Canadian generally accepted accounting standards (Canadian GAAP).

                  The officials:
                  (a) described to us the basis for determination of the Pro Forma Adjustments and CDN GAAP Adjustments, and
                  (b) stated that the pro forma condensed consolidated financial statements are reconciled and comply as to form in all material respects with Canadian GAAP.

         4. Read the notes to the pro forma condensed consolidated financial statements, and found them to be consistent with the basis described to us for determination of the Pro Forma Adjustments and CDN GAAP Adjustments.

         5. Recalculated the application of the Pro Forma Adjustments to the aggregate of the amounts in the columns captioned "Historical QLT (US GAAP)", "Historical Atrix (US GAAP)", and found the amounts in the column captioned "QLT Pro Forma Consolidated (US GAAP)" to be arithmetically correct, and recalculated the application of the CDN GAAP Adjustments to the column captioned "QLT Pro Forma Consolidated (US GAAP)", as at June 30, 2004 and for the six months ended June 30, 2004, and for the year ended December 31, 2003, and found the amounts in the column captioned "QLT Pro Forma Consolidated (CDN GAAP)" to be arithmetically correct.

         A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma condensed consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.


DELOITTE & TOUCHE LLP
Chartered Accountants
Vancouver, Canada

October 4, 2004



COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND US REPORTING STANDARDS

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application requires an examination or review substantially greater in scope than the review we conducted. Consequently, we are unable and do not express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma condensed consolidated financial statements.


DELOITTE & TOUCHE LLP
Chartered Accountants
Vancouver, Canada

October 4, 2004

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            PRO FORMA FINANCIAL DATA


QLT AND ATRIX UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited pro forma condensed consolidated financial statements for QLT have been prepared to illustrate the acquisition of Atrix in a transaction to be accounted for as a purchase, with QLT treated as the acquirer. The unaudited pro forma condensed consolidated balance sheet combines the historical unaudited consolidated balance sheets of QLT and Atrix as of June 30, 2004 prepared in accordance with U.S. GAAP, giving effect to the acquisition as if it occurred on June 30, 2004. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of QLT and Atrix for the year ended December 31, 2003 and the six months ended June 30, 2004 prepared in accordance with U.S. GAAP, giving effect to the acquisition as if it occurred on January 1, 2003, reflecting only pro forma adjustments expected to have a continuing impact on the combined results. The U.S. GAAP unaudited pro forma condensed consolidated financial statements have been reconciled to the Canadian GAAP ("CDN GAAP") unaudited pro forma condensed consolidated financial statements.

These unaudited pro forma condensed consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, QLT allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to Atrix business, including results from ongoing clinical trials, the assumptions and estimates herein could change significantly. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma condensed consolidated financial statements included herein are preliminary and subject to change. The pro forma financial information does not reflect any potential operating efficiencies. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, including the related notes, of QLT and Atrix covering these periods, included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2003, and Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2004,which have been filed with the SEC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2004

                                                                                        QLT                                  QLT
                                     HISTORICAL    HISTORICAL    PRO FORMA           PRO FORMA      PRO FORMA             PRO FORMA
                                         QLT         ATRIX      ADJUSTMENTS  NOTE  CONSOLIDATED    ADJUSTMENTS   NOTE   CONSOLIDATED
                                      (US GAAP)    (US GAAP)     (US GAAP)   (3)     (US GAAP)     (CDN GAAP)    (4)     (CDN GAAP)
                                    ------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents          $204,940      $ 25,804     $ 18,000   (R)     $               $                    $
                                                                 (248,744)   (A)              -              -                     -
    Short-term investment securities    319,290        81,002          704   (M)
                                                                  (88,835)   (A)        312,161              -               312,161
    Accounts receivable                  42,776        14,325            -               57,101              -                57,101
    Interest receivable                       -           704        (704)   (M)              -              -                     -
    Inventories                          23,418        11,826          482   (F)         35,726              -                35,726
    Future income tax assets             10,871             -            -               10,871              -                10,871
    Other                                13,258         1,880            -               15,138              -                15,138
                                    ------------------------------------------------------------------------------------------------
                                        614,553       135,541    (319,097)              430,997              -               430,997


 INTANGIBLES AND OTHER ASSETS, NET            -         3,039      (2,854)   (G)
                                                                   132,000   (B)        132,185        233,000    (m)        365,185
 PROPERTY AND EQUIPMENT                  47,315        22,048            -               69,363              -                69,363
 GOODWILL                                     -           379      399,843   (B)        400,222         88,540    (m)        488,762
 OTHER LONG-TERM ASSETS                   6,430             -      (1,379)   (S)          5,051            142    (f)          5,193
                                    ------------------------------------------------------------------------------------------------
                                       $668,298      $161,007     $208,513           $1,037,818      $ 321,682            $1,359,500
                                    ================================================================================================

LIABILITIES
CURRENT LIABILITIES
    Accounts payable                   $  6,135      $  4,474       $    -            $  10,609        $     -             $  10,609
    Income taxes payable                  1,742             -            -                1,742              -                 1,742
    Other accrued liabilities             9,503         1,181       13,200   (D)
                                                                   (1,379)   (S)
                                                                     2,700   (U)         25,205              -                25,205
    Current portion of deferred
    revenue                               4,515        11,078     (11,078)   (P)          4,515              -                 4,515
                                    ------------------------------------------------------------------------------------------------
                                         21,895        16,733        3,443               42,071              -                42,071

FUTURE INCOME TAX LIABILITIES                 -             -       50,160   (O)         50,160         88,540    (m)        138,700
DEFERRED REVENUE AND OTHER                    -        30,880     (28,180)   (P)
                                                                   (2,700)   (U)              -              -                     -
LONG-TERM DEBT                          172,500             -            -              172,500       (27,734)    (d)        144,766
                                    ------------------------------------------------------------------------------------------------
                                        194,395        47,613       22,723              264,731         60,806               325,537
                                    ------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
COMMON SHARES                           409,296            22         (22)   (E)
                                                                   452,184   (A)        861,480        (4,810)    (g)
                                                                                                       (1,315)    (h)
                                                                                                         3,507    (a)        858,862
TREASURY STOCK                                -      (13,616)       13,616   (E)              -              -                     -
CONTRIBUTED SURPLUS                           -       279,168    (279,168)   (E)
                                                                    80,000   (A)         80,000         47,022    (a)        127,022
EQUITY COMPONENT OF CONVERTIBLE DEBT          -             -            -                    -         33,500    (d)         33,500
RETAINED EARNINGS (DEFICIT)              30,622     (150,914)      150,914   (E)
                                                                 (233,000)   (C)      (202,378)       (50,529)    (a)
                                                                                                         1,037    (b)
                                                                                                       (2,451)    (d)
                                                                                                       (1,018)    (e)
                                                                                                           502    (i)
                                                                                                       233,000    (m)       (21,837)

ACCUMULATED OTHER COMPREHENSIVE INCOME   33,985       (1,266)        1,266   (E)         33,985       (33,985)    (j)
                                                                                                         2,431    (j)
CUMULATIVE TRANSLATION ADJUSTMENTS                                                                      33,985    (j)         36,416
                                    ------------------------------------------------------------------------------------------------
                                        473,903       113,394      185,790              773,087        260,876             1,033,963
                                    ------------------------------------------------------------------------------------------------
                                       $668,298      $161,007     $208,513           $1,037,818      $ 321,682            $1,359,500
                                    ================================================================================================

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, which are an integral part of these statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2004

                                                                                              QLT                            QLT
                                               HISTORICAL  HISTORICAL                      PRO FORMA                      PRO FORMA
                                                   QLT      ATRIX      PRO FORMA   NOTE  CONSOLIDATED   CDN GAAP   NOTE CONSOLIDATED
                                                (US GAAP)  (US GAAP)  ADJUSTMENTS  (3)     (US GAAP)  ADJUSTMENTS   (4)   (CDN GAAP)
                                              --------------------------------------------------------------------------------------
REVENUES
    Revenue from Visudyne (R)                 $ 83,655     $      -    $       -         $   83,655    $        -         $   83,655
    Net sales and royalties                          -       20,057            -             20,057             -             20,057
    Contract research and development            2,055        9,798            -             11,853             -             11,853
    Licensing, marketing rights and
       milestones                                    -        4,237      (3,705)   (J)          532             -                532
                                              -----------------------------------        -------------------------      ------------
                                                85,710       34,092      (3,705)            116,097                          116,097
                                              -----------------------------------        -------------------------      ------------

COSTS AND EXPENSES
    Cost of sales (Visudyne (R), net
    sales and royalties)                        14,372        9,797            -             24,169             -             24,169
    Research and development                    20,667       16,624      (1,445)   (M)       35,847         4,322   (a),
                                                                                                                    (b)
                                                                                                            2,029   (l)       42,198
    Selling, general and administrative          8,388        5,781          245   (G)
                                                                           (161)   (M)                      3,606   (l),
                                                                         (1,300)   (T)       12,954           879   (a)       17,439
    Depreciation and amortization                1,725            -        4,039   (H)
                                                                           1,605   (M)        7,369         6,853   (m)       14,222
                                              -----------------------------------        -------------------------      ------------
                                                45,152       32,202        2,984             80,338        17,689             98,027
                                              -----------------------------------        -------------------------      ------------

INVESTMENT AND OTHER INCOME
    Net foreign exchange gains                     614          348            -                962           825   (d)        1,787
    Interest income                              4,750        1,305      (3,030)   (L)        3,025             -              3,025
    Interest expense                           (3,076)            -            -            (3,076)       (3,276)   (d)      (6,352)
    Gain on marketable securities and
    investments                                      -          524            -                524             -                524
    Other gains (losses)                             -         (41)            -               (41)             -               (41)
                                              -----------------------------------        -------------------------      ------------
                                                 2,288        2,136      (3,030)              1,394       (2,451)            (1,057)
                                              -----------------------------------        -------------------------      ------------

INCOME BEFORE INCOME TAXES                      42,846        4,026      (9,719)             37,153      (20,140)             17,013

PROVISION FOR INCOME TAXES                    (14,533)            -        2,614   (N)     (11,919)       (1,018)   (e)     (12,937)
                                              -----------------------------------        -------------------------      ------------
INCOME FROM CONTINUING OPERATIONS               28,313        4,026      (7,105)             25,234      (21,158)              4,076

EXTRAORDINARY GAIN                              10,393            -     (10,393)   (Q)            -        10,393   (o)       10,393
                                              -----------------------------------        -------------------------      ------------
NET INCOME                                    $ 38,706     $  4,026    $(17,498)         $   25,234    $ (10,765)         $   14,469
                                              -----------------------------------        -------------------------      ------------

ACCRETION OF DIVIDENDS AND BENEFICIAL
    CONVERSION FEATURE CHARGE ON PREFERRED
    STOCK                                            -        (731)          731   (K)            -             -                  -

ALLOCATION OF UNDISTRIBUTED EARNINGS TO
    PARTICIPATING PREFERRED STOCK                    -        (162)          162   (K)            -             -                  -
                                              -----------------------------------        -------------------------      ------------
NET INCOME APPLICABLE TO COMMON SHARES        $ 38,706     $  3,133     (16,605)   (Q)   $  25,234       (10,765)         $   14,469
                                              -----------------------------------        -------------------------      ------------

BASIC NET INCOME PER COMMON SHARE
    Income from continuing operations         $   0.41     $   0.19                      $     0.27                       $     0.04
    Extraordinary gain                            0.15            -                               -                             0.11
    Accretion of dividends and beneficial
    conversion feature charge on preferred
    stock and allocation of undistributed
    earnings to participating preferred stock        -       (0.04)                               -                                -
                                              ---------------------                      ----------                       ----------
    Income from continuing operations
    applicable to common shares               $   0.56     $   0.15                      $     0.27                       $     0.16
                                              ---------------------                      ----------                       ----------

DILUTED NET INCOME PER COMMON SHARE
    Income from continuing operations         $   0.40     $   0.18                      $     0.24                       $     0.04
    Extraordinary gain                            0.13            -                               -                             0.11
    Accretion of dividends and beneficial
    conversion feature charge on preferred
    stock and allocation of undistributed
    earnings to participating preferred stock        -       (0.04)                               -                                -
                                              -----------------------------------        -------------------------        ----------
    Income from continuing operations
    applicable to common shares               $   0.53     $   0.14                      $     0.24                       $     0.15
                                              -----------------------------------        -------------------------        ----------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING
    Basic                                       69,425       20,880     (20,880)   (I)       92,531                           92,531
                                                                          23,106   (I)
    Diluted                                     79,794       22,117     (22,117)   (I)      105,109       (9,906)   (n)       95,203
                                                                          25,315   (I)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, which are an integral part of these statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

                                                                                              QLT                              QLT
                                             HISTORICAL  HISTORICAL                       PRO FORMA                        PRO FORMA
                                               QLT        ATRIX      PRO FORMA   NOTE  CONSOLIDATED    CDN GAAP   NOTE  CONSOLIDATED
                                             (US GAAP)   (US GAAP)   ADJUSTMENTS  (3)   (US GAAP)     ADJUSTMENTS  (4)    (CDN GAAP)
                                             ---------   ---------  ------------  ----  ------------  -----------  ----   ----------
REVENUES
    Revenue from Visudyne (R)                $ 142,125   $     --   $     --            $ 142,125     $      --           $ 142,125
    Net sales and royalties                         --     18,790         --               18,790            --              18,790
    Contract research and development            4,625     22,135         --               26,760            --              26,760
    Licensing, marketing rights and
       milestones                                   --      8,622     (7,923)     (J)         699            --                 699
                                             ---------   --------   --------            ---------     ---------           ---------
                                               146,750     49,547     (7,923)             188,374                           188,374
                                             ---------   --------   --------            ---------     ---------           ---------

COSTS AND EXPENSES
    Cost of sales (Visudyne (R), net sales
    and royalties)                              24,328      7,666         --               31,994            --              31,994
    Research and development                    44,905     36,278        150      (M)
                                                                      (3,680)     (M)      77,653            75    (k)
                                                                                                         (2,245)   (b)       75,483
    Research and development - license fees         --        150       (150)     (M)          --            --                  --
    Selling, general and administrative         16,820     10,442        602      (G)      27,864             8    (k)       27,872
    Depreciation and amortization                3,141         --      7,922      (H)      14,743
                                                                       3,680      (M)                     1,070    (c)        1,070
                                                                                                         13,706    (m)       28,449
    Restructuring charge (recovery)               (394)        --         --                 (394)           --                (394)
    Writedown on intangible assets                  --         --         --                   --         8,096    (c)        8,096
                                             ---------   --------   --------            ---------     ---------           ---------
                                                88,800     54,536      8,524              151,860        20,710             172,570
                                             ---------   --------   --------            ---------     ---------           ---------

INVESTMENT AND OTHER INCOME
    Equity in loss of joint venture                 --        (83)        --                  (83)           83    (k)           --
    Net foreign exchange gains                   3,348         --         --                3,345        (1,980)   (d)        1,365
    Interest income                              8,581      2,877     (6,718)     (L)       4,740            --               4,740
    Interest expense                            (2,359)        --         --               (2,359)       (2,498)   (d)       (4,857)
    (Write-down) gain on marketable
    securities and investments                    (560)       567         --                    7            --                   7
    Other gains (losses)                         1,813        (88)        --                1,725            --               1,725
                                             ---------   --------   --------            ---------     ---------           ---------
                                                10,820      3,273     (6,718)               7,375        (4,395)              2,980
                                             ---------   --------   --------            ---------     ---------           ---------

INCOME BEFORE INCOME TAXES                      68,770     (1,716)   (23,165)              43,889       (25,105)             18,784

PROVISION FOR INCOME TAXES                     (23,953)        --      5,538      (N)     (18,415)        1,257    (e)      (17,158)
                                             ---------   --------   --------            ---------     ---------           ---------
NET INCOME                                      44,817     (1,716)   (17,627)              25,474       (23,848)              1,626
                                             ---------   --------   --------            ---------     ---------           ---------
ACCRETION OF DIVIDENDS AND BENEFICIAL
    CONVERSION FEATURE CHARGE ON PREFERRED
    STOCK                                           --     (1,179)     1,179      (K)          --            --                  --
                                             ---------   --------   --------            ---------     ---------           ---------

NET INCOME APPLICABLE TO COMMON SHARES       $  44,817   $ (2,895)   (16,448)     (Q)   $  25,474       (23,848)          $   1,626
                                             ---------   --------   --------            ---------     ---------           ---------

BASIC NET INCOME PER COMMON SHARE
    Income from continuing operations        $    0.65   $  (0.08)                      $    0.28                         $    0.02
    Accretion of dividends and beneficial
    conversion feature charge on preferred
    stock and allocation of undistributed
    earnings to participating preferred
    stock                                           --      (0.06)                             --                                --
                                             ---------   --------                       ---------                         ---------
    Income from continuing operations
    applicable to common shares              $    0.65   $  (0.14)                      $    0.28                         $    0.02
                                             ---------   --------                       ---------                         ---------

DILUTED NET INCOME PER COMMON SHARE
    Income from continuing operations        $    0.65   $  (0.08)                      $    0.27                         $    0.02
    Accretion of dividends and beneficial
    conversion feature charge on preferred
    stock and allocation of undistributed
    earnings to participating preferred
    stock                                           --      (0.06)                             --                                --
                                             ---------   --------                       ---------                         ---------
    Income from continuing operations
    applicable to common shares              $    0.65   $  (0.14)                      $    0.27                         $    0.02
                                             ---------   --------                       ---------                         ---------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING
    Basic                                       68,733     20,102    (20,102)    (I)       91,839                            91,839
                                                                      23,106     (I)
    Diluted                                     68,972     20,102    (20,102)    (I)       94,287        (9,906)   (n)       94,287
                                                                      25,315     (I)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, which are an integral part of these statements.

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                             (AMOUNTS IN US DOLLARS)

1.  DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On June 14, 2004, QLT entered into an Agreement and Plan of Merger by and among QLT Aspen Acquisition Corp. and Atrix (the "Merger Agreement") under which QLT will acquire Atrix in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Atrix will be recorded as of the acquisition date, at their fair values and added to those of QLT. The reported financial condition and results of operations of QLT after completion of the acquisition will reflect these values. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Atrix common stock outstanding at the closing of the merger will be exchanged for 1.0 QLT common share, and $14.61 in cash. In addition, each option to purchase Atrix common stock that is outstanding on the closing date will be assumed by QLT and will therefore constitute an option to acquire the number of QLT common shares determined by the sum of 1.0 and the quotient obtained by dividing $14.61 by the volume weighted average price of QLT common shares on Nasdaq National Market for the five most recent trading dates ending on the full trading day immediately prior to completion of the merger (such sum, the "Option Exchange Ratio"), rounded down to the nearest whole number, with an exercise price determined by dividing the exercise price of the assumed Atrix option by the Option Exchange Ratio, rounded up to the nearest cent. Each of these options will be subject to the same terms and conditions that were in effect for the related Atrix options, except that, in general, options held by Atrix employees, consultants or board members immediately before the merger will vest at that time, and certain nonqualified stock options will be amended immediately following the merger so that if the holder is terminated within twelve months after the merger, they are exercisable for a year (or, if earlier, until expiration of the options). The acquisition is subject to customary closing conditions, including regulatory approvals, as well as approval by QLT and Atrix shareholders.

2.  PURCHASE PRICE

A preliminary estimate of the purchase price is as follows (table in thousands):

    Cash                                                                             $337,579
    Fair value of QLT shares issued                                                   452,184
    Estimated fair value of QLT stock options exchanged for Atrix stock options        80,000
    Estimated remaining transaction costs to be incurred by QLT                        13,200
                                                                                     --------
    Preliminary estimated purchase price                                             $882,963

The unaudited pro forma condensed consolidated financial statements provide for the issuance of approximately 23.1 million QLT common shares, based upon an assumed exchange ratio of 1.0 QLT common share for each outstanding share of Atrix common stock as of August 24, 2004 and assuming prior to the acquisition the exercise of a warrant by the issuance of 1,000,000 common shares of Atrix for gross proceeds of $18 million. Based on the total number of Atrix stock options outstanding at August 24, 2004, QLT will assume stock options of Atrix entitling the holders to purchase approximately 5.8 million QLT common shares. The fair value of the QLT common shares used in determining the purchase price was $ 19.57 per share based on the average of the closing price of QLT common shares for the period two business days before through two business days after June 14, 2004. The fair value of the QLT stock options exchanged for Atrix stock options was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $19.57, which is the value ascribed to the QLT shares in determining the purchase price; volatility of 65%; risk-free interest rate of 3.16%; and an expected life of 4.0 years. If the volatility assumption is increased by 5%, the purchase price and goodwill increase by $1.2 million, and a 5% decrease in volatility results in a decrease in purchase price and goodwill of $1.8 million. In accordance with the Merger Agreement, Atrix is required to take all actions necessary prior to the closing of the acquisition to provide that all Atrix options shall be 100% vested and exercisable. Atrix will record the required pre-acquisition stock-based compensation charge related to the acceleration of vesting in its pre-acquisition financial statements.

The preliminary estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of June 30, 2004 (table in thousands):

    Cash and cash equivalents                                     $  43,804
    Short-term investment securities                                 81,706
    Accounts receivable                                              14,325
    Inventories                                                      12,308
    Other assets                                                      1,880
    Intangibles and other assets, net                                   185
    In-process research and development                             233,000
    Acquired identifiable intangible assets                         132,000
    Property and equipment                                           22,048
    Goodwill                                                        400,222
    Accounts payable                                                 (4,474)
    Other accrued liabilities                                        (3,881)
    Deferred income tax liabilities                                 (50,160)
                                                                  ---------
    Total preliminary estimated purchase price                    $ 882,963
                                                                  =========

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair value of assets acquired, including the fair values of in-process research and development, other identifiable intangibles and the fair values of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of identifiable assets and liabilities acquired is allocated to goodwill. The purchase price allocation will remain preliminary until QLT completes a third-party valuation of significant identifiable intangible assets acquired (including in-process research and development) and determines the fair values of other identifiable assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the acquisition. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial statements.

The amount allocated to acquired intangible assets has been attributed to the following categories (table in thousands):

    Trademarks                                                      $  8,000
    Core technology                                                 $124,000
                                                                    --------
                                                                    $132,000

The estimated fair value of trademarks, which relate to the Eligard trademark, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the trademark. The estimated fair value attributed to the trademark will be amortized on a straight-line basis over 17 years which is the estimated period over which cash flows will be generated from the trademark.

The estimated fair value attributed to core technology, which relates to Atrix existing FDA-approved products comprised of Eligard (1 month, 3 month, and 4 month formulation), certain dermatology products and dental products was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technology. The estimated fair value attributed to core technology will be amortized on a straight-line basis over 15 to 16 years which is the estimated period over which cash flows will be generated from the technology.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. Only those research projects that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed were included in the estimated fair value. Accordingly, the in-process research and development primarily represents the estimated fair value of advanced formulations of Eligard for prostate cancer, Atrisone for acne, Octreotide for severe diarrhea associated with carcinoid tumors, CP-533 for bone growth, and generic dermatology products. The estimated fair value of the in-process research and development was determined based on a discounted forecast of the estimated net future cash flows for each research project, adjusted for the probability of technical success and FDA approval for each research project. In-process research and development will be expensed immediately following consummation of the merger and has been reflected in the deficit on the pro forma condensed consolidated balance sheet at June 30, 2004.

3.  PRO FORMA ADJUSTMENTS

(A) To record the value of the QLT common shares, stock options and cash issued in the acquisition and assuming the conversion of $88.8 million of short-term investments into cash.

(B) To record the estimated fair value of acquired identifiable intangible assets and goodwill arising from the acquisition.

(C) To write-off the estimated fair value of in-process research and development acquired in the merger. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2004. However, this item will be recorded as an expense immediately following consummation of the acquisition and has been reflected in the deficit on the pro forma condensed consolidated balance sheet at June 30, 2004.

(D) To record the estimated remaining transaction costs of $13.2 million. During the quarter ended June 30, 2004, Atrix incurred and expensed $1.3 million of transaction costs (see (T)).

(E) To eliminate Atrix's stockholders' equity accounts.

(F) To record the estimated step-up of Atrix inventory from book value to fair value. The fair value step-up of inventory will result in a $0.5 million decrease in gross margin as the inventory is sold, following consummation of the acquisition. This impact has not been reflected in the pro forma condensed consolidated statements of operations because it is a material non-recurring charge that will be reflected in operations in the 12-month period following the completion of the acquisition.

(G) To eliminate amounts related to the capitalization of Atrix patent costs to conform Atrix's accounting policy to QLT's accounting policy where patent filing costs are expensed as incurred.

(H)  To reflect the amortization of acquired identifiable intangible assets.

                                                             Increase in       Increase in
                                                           amortization for  amortization for
                                  Preliminary                 year ended      the six months
                    Historical     estimated                 December 31,     ended June 30,
                    amount, net   fair value     Increase        2003              2004
                    -----------   ----------     --------        ----              ----
     Trademarks      $    246      $  8,000      $  7,754      $    414          $    202
     Patents &
     Core
     Technology         2,608       124,000       121,392         7,508             3,836
                     --------      --------      --------      --------          --------
                     $  2,854      $132,000      $129,146      $  7,922          $  4,039

(I) Pro forma basic and diluted income per common share amounts for the year ended December 31, 2003 and the six month period ended June 30, 2004 are based upon the historical weighted average number of QLT common shares outstanding, adjusted to reflect the issuance as of January 1, 2003 of approximately 23.1 million QLT common shares. The dilutive impact of Atrix stock options assumed of approximately 2.2 million QLT common shares is included in diluted income per common share under the treasury stock method.

     The following table sets out the computation of basic and diluted common shares outstanding:

                                                                  For the six months ended     For the year ended
                                                                        June 30, 2004          December 31, 2003
                                                                        -------------          -----------------
     QLT Inc. weighted average common shares outstanding                    69,425                   68,733
     Plus:
         Issuance of QLT Inc. common shares                                 23,106                   23,106
                                                                           -------                  -------

     Pro forma weighted average common shares outstanding                   92,531                   91,839
                                                                           -------                  -------
     QLT Inc. diluted weighted average common shares
     outstanding                                                            79,794                   68,972
     Plus:
         Issuance of QLT common shares                                      23,106                   23,106
     Effect of dilutive securities:
         Stock options                                                       2,209                    2,209
                                                                           -------                  -------

     Pro forma diluted weighted average common shares
     outstanding                                                           105,109                   94,287
                                                                           -------                  -------

(J) To adjust revenue based on the preliminary estimated fair value of deferred revenue.

(K) To eliminate the accretion of dividends, beneficial conversion feature charge, and allocation of undistributed earnings on preferred stock due to the assumed conversion of the preferred stock to common stock immediately prior to the effective time of the acquisition.

(L) To eliminate the interest income on $338 million cash paid for the purchase of Atrix, assuming an annual interest rate of 2.0% for the year ended December 31, 2003, and 1.8% for the six months ended June 30, 2004.

(M) Certain Atrix amounts have been reclassified to conform with QLT presentation.

(N) To reflect the tax effect of the pro forma adjustments to operations, including amortization of acquired identifiable intangible assets, and interest income, using assumed applicable effective tax rates of 35% to 38%.

(O) To record the deferred tax liabilities resulting from book-tax basis differences attributable to the identifiable intangible assets.

(P)  To adjust Atrix deferred revenue to its estimated fair value.

(Q) The pro forma statement of operations is calculated without reference to extraordinary items, which for QLT was $10.4 million during the six months ended June 30, 2004 (December 31, 2003 - Nil).

(R) To reflect the cash proceeds from the assumed exercise of a warrant prior to the effective time of the acquisition.

(S) To eliminate the legal and consulting expenses associated with the acquisition which have been accrued and capitalized by QLT but are considered part of the purchase price paid.

(T) To eliminate the non-recurring legal, financial and investment banking expenses associated with the merger transaction, which have been expensed by Atrix.

(U) To reclassify other remaining obligations to current liabilities consistent with QLT's anticipated repayment.

4. RECONCILIATION OF HISTORICAL AND PRO FORMA U.S. GAAP TO HISTORICAL AND PRO FORMA CANADIAN GAAP

     We prepared the pro forma condensed consolidated statement of operations in accordance with United States GAAP and have provided a reconciliation to Canadian GAAP. The pro forma condensed consolidated financial statements prepared in accordance with US GAAP differ in certain respects to those prepared under Canadian GAAP. Principle differences relate to adjustments related to reconciliation of QLT historical financial statements to Canadian GAAP, adjustments related to the Canadian GAAP purchase price allocation reflecting the acquisition of Atrix, and miscellaneous adjustments related to presentation or classification.

     Adjustments to the Historical Condensed Statements of Income of QLT:

                                                        For the six months       For the year ended
                                              Notes     ended June 30, 2004       December 31, 2003
                                              -----     -------------------       -----------------
Net income under US GAAP                                     $ 38,706                 $ 44,817

    Research and development                   (a)             (5,359)                      --
    Research and development                   (b)              1,037                    2,245
                                                             --------                 --------
                                                               (4,322)                   2,245


    Selling, general and administrative        (a)               (879)                      --
    Depreciation and amortization              (c)                 --                   (1,070)
    Write-down of intangible assets            (c)                 --                   (8,096)
    Net foreign exchange gains                 (d)                825                   (1,980)
    Interest expense                           (d)             (3,276)                  (2,498)
    Provision for income taxes                 (e)             (1,018)                   1,257
                                                             --------                 --------
Net income under Canadian GAAP                               $ 30,036                 $ 34,675
                                                             ========                 ========


Adjustments to the Historical Condensed Balance Sheet of QLT:


                                                        Notes          As at June 30, 2004
                                                        -----          -------------------
Total assets under US GAAP                                                  $ 668,298
Other long-term assets                                   (f)                      142
                                                                            ---------
Total assets under Canadian GAAP                                            $ 668,440
                                                                            =========

Total liabilities under US GAAP                                             $ 194,395
Long-term debt                                           (d)                  (27,734)
                                                                            ---------

Total liabilities under Canadian GAAP                                       $ 166,661
                                                                            =========

Total shareholder's equity under US GAAP                                    $ 473,903
Common shares                                       (a), (g), (h)              (4,810)
Contributed surplus                                      (a)                   47,022
Equity component of convertible debt                     (d)                   33,500
Retained earnings (deficit)                              (i)                  (50,529)
Accumulated other comprehensive income                   (j)                  (33,985)
Cumulative translation adjustment                        (j)                    2,431
Cumulative translation adjustment                        (j)                   33,985
                                                                            ---------

Total shareholder's equity under Canadian GAAP                              $ 501,517
                                                                            =========


Adjustments to the Historical Condensed Statements of Income of Atrix:

                                                                                   For the six months       For the year ended
                                                                                   ended June 30, 2004      December 31, 2003
                                                                                   -------------------      -----------------
Net income applicable to common shares under US GAAP                                     $ 3,133                 $(2,895)
Research and development                                              (k)                     --                     (75)
Research and development                                              (l)                 (2,029)                     --
                                                                                         -------                 -------
                                                                                          (2,029)                    (75)

Selling, general and administrative                                   (k)                     --                      (8)
Selling, general and administrative                                   (l)                 (3,606)                     --
                                                                                         -------                 -------

                                                                                          (3,606)                     (8)

Equity in loss of joint venture                                       (k)                     --                      83
                                                                                         -------                 -------
Net income applicable to common shares under
Canadian GAAP                                                                            $(2,502)                $(2,895)
                                                                                         =======                 =======


Adjustment to reflect the amortization of IPR&D:

                                                                                              Increase in            Increase in
                                             Preliminary                                 amortization for the     amortization for
                        Historical            estimated                                year ended December 31,     the six months
       Notes            amount, net           fair value               Increase                  2003            ended June 30, 2004
       -----            -----------           ----------               --------                  ----            -------------------
IPR&D   (m)                $ --                $233,000                $233,000                $ 13,706                $  6,853
                           ====                ========                ========                ========                ========


Notes:

(a) Effective January 1, 2004, the Company adopted the fair value method of accounting for all employee and non-employee stock-based compensation for Canadian GAAP purposes. The Company has applied this change in accounting on a retroactive basis, without restatement of prior periods. Compensation expense is recorded for stock options issued to employees using the fair value method. The Company must calculate fair value of stock options issued and amortize the fair value to stock compensation expense over the vesting period, and adjust the amortization for stock option forfeitures and cancellations. Under U.S. GAAP, the Company adopted the disclosure only provision for stock options granted to employees and directors.

(b) Under U.S. GAAP the benefit of investment tax credits are recorded as part of the tax provision. Under Canadian GAAP, such tax credits are classified against the expenditure to which they relate, research and development.

(c) In 2001, the Company acquired certain option and development and marketing rights. Under U.S. GAAP, technology options and rights may not have alternate future uses and were therefore expensed as research and development costs. Under Canadian GAAP the option and rights were capitalized as intangibles and were amortized over their useful lives. During 2003, the intangibles were fully written down under Canadian GAAP.

(d) In 2003, the Company completed a private placement of $172.5 million aggregate principal amount of convertible senior notes. Under U.S. GAAP, bifurcation of debt is not required. Under Canadian GAAP, an amount of $33.5 million representing the estimated value of the right of conversion was allocated to the shareholders' equity as the equity component of the convertible debt. Accordingly, foreign exchange gains/losses are calculated for the full face value of the debt under U.S. GAAP, and calculated only on the liability component under Canadian GAAP. Furthermore, with bifurcation, accretion expense is recorded as interest expense under Canadian GAAP.

(e) To adjust for differences arising from the various differences between Canadian GAAP and U.S. GAAP, and investment tax credits being calculated using different formulas for Canadian and U.S. GAAP purposes due to different forecasted earnings under the respective GAAP.

(f) The Company held certain investments which under U.S. GAAP are recorded as available-for-sale securities. Such securities are required to be marked to market, with unrealized holding gains and losses recorded in other comprehensive income.

(g) Under U.S. GAAP a beneficial conversion feature attached to certain preferred shares was accreted as a return to the preferred shareholders (until
1999). This resulted in an increase in the stated amount of share capital.

(h) In 2000 and 2001, the Company accelerated the vesting of certain employee stock options for certain employees as part of their severance. Under U.S. GAAP the Company recorded a compensation expense and additional paid in capital in shareholders' equity equal to the intrinsic value of the options.

(i) To adjust for differences arising from the various differences between Canadian GAAP and U.S. GAAP prior to 2004.

(j) The consolidated financial statements of the Company are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the rate of exchange prevailing at the balance sheet. Shareholder's equity is translated at the applicable historical rate. Revenue and expenses are translated at a weighted average rate of exchange for the respective year. Exchange rates used on revenue and expenses vary based on the relative weighting during the period of exchange. The cumulative foreign currency translation adjustment is reported as a component of shareholders' equity.

(k) To adjust Atrix's accounting for it's joint venture from the equity method of accounting under U.S. GAAP, to the proportionate consolidation method under Canadian GAAP.

(l) To reflect the compensation expense for stock options issued using the fair value method of accounting beginning 2004, as described in (a) above.

(m) Under United States GAAP, IPR&D projects that have not yet reached technological feasibility and have no alternative future use are expensed. Under Canadian GAAP, the IPR&D projects are recorded as an intangible asset and amortized over their useful life. We have estimated the useful life to be seventeen years. Under Canadian GAAP, the IPR&D intangible asset is being amortized in the condensed consolidated statement of operations for the twelve months ended December 31, 2003, and the six months ended June 30, 2004. As a result of book-tax basis differences attributable to IPR&D, a deferred tax liability of $88.5 million has been recorded.

(n) Under Canadian GAAP, the effect of approximately 9.7 million shares related to the assumed conversion of the $172.5 million 3% convertible senior notes has been excluded from the calculation of diluted earnings per share because their effect was anti-dilutive.

(o) Under Canadian GAAP, the pro forma statement of operations is calculated with reference to extraordinary items.

5.  INCOME TAXES

No tax benefit has been assigned to Atrix's preacquisition net future tax assets based on management's belief that it is currently more likely than not, that such benefits will not be realized.

6.  CONTINGENCIES

QLT has identified the preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability, or impairment could be reasonably estimated. Prior to the end of the purchase price allocation period, if additional information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

7.  FORWARD LOOKING STATEMENTS

These unaudited pro forma combined consolidated financial statements may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, litigation, markets for the QLT and Atrix shares, conditions to completing the merger and timetable for completion and other matters. Statements in this joint proxy statement/prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 and for Canadian securities laws. These forward-looking statements relating to QLT or Atrix, wherever they occur, are necessarily estimates reflecting the best judgment of the respective management of QLT and Atrix and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should be considered in light of various important factors. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - the potential inability of the two companies to successfully execute their integration strategies or achieve planned synergies;

     - uncertainties regarding the two companies' future operating results, and the risk that future sales of Visudyne(R) and Eligard(R) may be less than expected;

     -    currency fluctuations in the companies' primary markets;

     - uncertainty and timing of pricing and reimbursement relating to Visudyne(R) and Eligard(R);

     - uncertainty regarding the outcome of pending patent and securities litigation against QLT, Atrix and certain licensees of Atrix;

     - the timing, expense and uncertainty associated with the development and regulatory approval process for products;

     - the safety and effectiveness of the two companies' products and technologies, and the risk of future product liability claims;

     - the ability of the marketing partners of QLT and Atrix to successfully market their respective products;

     - the dependence on third parties to develop and commercialize select product candidates;

     - the ability of QLT and Atrix to successfully protect and enforce their intellectual property rights;

     - the expectation of receiving royalties on sales of Atrix's products and Atrix's plans to manufacture certain of its products at its facility in Fort Collins, Colorado;

     - the reliance on third parties for the manufacture of certain products and QLT's reliance on third parties for the continued supply of light source and light delivery devices for Visudyne(R) therapy;

     - the timing and expense associated with compliance with regulatory requirements;

     - the timing of new product launches by QLT, Atrix, or their competitors;

     - general competitive conditions within the biotechnology and drug delivery industry and general economic conditions; and

     - other risks that are described in QLT's Annual Report on Form 10-K for the year ended December 31, 2003, or described in Atrix's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

Words such as "expects," "anticipates," "intends," "plans," "will," "believes," "seeks," "estimates," "should," "may," "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are found at various places throughout these unaudited pro forma consensed consolidated financial statements. Forward-looking statements are based on current expectations and neither company assumes any obligation to update such information to reflect later events or developments, except as required by law.